June 7, 2012

Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, NJ 08536
Attention: Board of Directors;

Peter J. Arduini, President and Chief Executive Officer

Ladies and Gentlemen:

As we have discussed, the following reflects our agreement regarding the termination of my employment with Integra LifeSciences Holdings Corporation (the “Company”) and my continued directorship on the Board of Directors of the Company (the “Board”):

1. Effective as of June 7, 2012 (the “Effective Date”), my employment with the Company will terminate and I will cease to serve as Executive Chairman of the Board and as an officer or employee of the Company and its subsidiaries and affiliates (except to the extent that I remain an officer by virtue of my position as Chairman of the Board). As of the Effective Date, I will also cease to serve as a member of any employee benefit plan committee of the Company. I intend to continue to serve as Chairman and as a member of the Board, and this letter is not a termination of my Board service as such. I acknowledge and agree that this termination does not constitute a termination of my employment by the Company without “Cause” or by me for “Good Reason” for purposes of the Second Amended and Restated Employment Agreement, dated as of July 27, 2004, as amended, between me and the Company (the “Employment Agreement”) or any other agreement between me and the Company.

2. As of the Effective Date, the Employment Agreement will automatically terminate and be of no further force or effect, except for the provisions of the Employment Agreement (including Section 7 thereof and the rights and obligations described in Section 8.13 thereof) that by their terms survive the termination of the Employment Agreement and the termination of my employment with the Company.

3. The Company agrees that my status as a non-employee director of the Company will commence as of the Effective Date for purposes of any compensation that I may be entitled to receive in my capacity as a non-employee member of the Board.

Very truly yours,
/s/ Stuart M. Essig
Stuart M. Essig

 cc: Richard Gorelick, General Counsel

Acknowledged and Agreed:

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By: /s/ Peter J. Arduini
Peter J. Arduini
President and Chief Executive Officer